Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-25877, 333-30371, 333-67684, 333-133098, 333-134558, 333-143698, 333-143699, and 333-159704) and on Form S-3 (No. 333-126670) of our reports dated March 26, 2010, relating to the financial statements and financial statement schedule of Collective Brands, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance for noncontrolling interests in 2009) and the effectiveness of Collective Brands, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Collective Brands, Inc. and subsidiaries for the fiscal year ended January 30, 2010.
/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 26, 2010